EXHIBIT 3.1

CERTIFICATE OF MERGER

OF

SCALPEL ACQUISITION CORP.

WITH AND INTO

SCPIE HOLDINGS INC.

(Under Section 251 of the General

Corporation Law of the State of Delaware)

SCPIE Holdings Inc., a Delaware corporation, hereby certifies that:

1. The name and state of incorporation of each of the constituent corporations are as follows:

(a)	Scalpel Acquisition Corp., a Delaware corporation (“Scalpel”); and

(b)	SCPIE Holdings Inc., a Delaware corporation (“SCPIE”).

2. The Agreement and Plan of Merger (the “Agreement and Plan of Merger”), dated as of October 15, 2007, among SCPIE, The Doctors Company, a California-domiciled reciprocal inter-insurance exchange, and Scalpel has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 (and, with respect to Scalpel, by the written consent of its sole stockholder in accordance with Section 228) of the General Corporation Law of the State of Delaware.

3. The name of the surviving corporation is SCPIE Holdings Inc. (the “Surviving Corporation”).

4. The Certificate of Incorporation of SCPIE as in effect immediately prior to the merger shall be amended in its entirety as set forth in Annex 1 hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation.

5. The executed Agreement and Plan of Merger is on file at an office of the Surviving Corporation at 1888 Century Park East, Los Angeles, California 90067.

6. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, SCPIE has caused this Certificate of Merger to be signed by a duly authorized officer this 30th day of June, 2008.

SCPIE HOLDINGS INC.

By:	/s/ Donald J. Zuk
Name: Donald J. Zuk
Title: President and Chief Executive Officer

ANNEX 1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SCPIE HOLDINGS INC.

ARTICLE I

The name of the corporation is SCPIE Holdings Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Million (1,000,000) shares of common stock, par value $0.00001 per share.

ARTICLE V

The board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Corporation.

ARTICLE VII

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

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